SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. 9)1

                       CORNERSTONE INTERNET SOLUTIONS CO.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    293636106
                             ----------------------
                                 (CUSIP Number)

                                    Copy to:
                                         Stephen A. Cohen, Esq.
 Seneca Ventures                         Morrison Cohen Singer & Weinstein, LLP
 68 Wheatley Road                        750 Lexington Avenue
 Brookville, New York 11545              New York, New York 10022
 Telephone (516) 626-3070                Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                November 25, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                        (Continued on following page(s))


------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                    1 of 36

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Barry Rubenstein                            |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     473,000 shares                            2.0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     12,084,686 shares                        50.3%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     473,000 shares                            4.0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     2,634,686 shares                         22.0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  3,107,686 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                           25.6%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                    Woodland Venture Fund                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                 New York   |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     514,415 shares                            2.2%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     1,406,587 shares                          5.9%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     214,415 shares                            1.9%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     756,587 shares                            6.4%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  971,002 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.3%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          PN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Seneca Ventures                             |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                 New York   |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     343,636 shares                            1.5%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     1,577,366 shares                          6.6%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     143,636 shares                            1.2%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     827,366 shares                            7.0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  971,002 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.3%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          PN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                     Woodland Services Corp.                      |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                 New York   |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     1,921,002 shares                          8.1%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     971,002 shares                            8.3%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  971,002 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.3%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          CO                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |            21st Century Communications Partners, L.P.            |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                 Delaware   |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     3,074,169 shares                         13.0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     1,458,782 shares                          6.2%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     701,169 shares                            6.1%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     331,782 shares                            2.9%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,032,951 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          PN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |         21st Century Communications T-E Partners, L.P.           |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                 Delaware   |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     1,050,172 shares                          4.4%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     3,482,779 shares                         14.7%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     242,172 shares                            2.1%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     790,779 shares                            6.8%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,032,951 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          PN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |         21st Century Communications Foreign Partners, L.P.       |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                 Delaware   |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     408,610 shares                            1.7%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     4,124,341 shares                         17.4%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     89,610 shars                              0.8%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     943,341 shares                            8.1%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,032,951 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          PN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Michael J. Marocco                          |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     4,532,951 shares                         19.2%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     1,032,951 shares                          8.9%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,032,951 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      John Kornreich                              |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     4,532,951 shares                         19.2%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     1,032,951 shares                          8.9%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,032,951 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Harvey Sandler                              |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shars                                     0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     4,532,951 shares                         19.2%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     1,032,951 shares                          8.9%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,032,951 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Andrew Sandler                              |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     4,532,951 shares                         19.2%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     1,032,951 shares                          8.9%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,032,951 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Barry Fingerhut                             |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     1,000 shares                             0.01%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     10,236,684 shares                        43.3%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     1,000 shares                             0.01%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     1,736,684 shares                         15.0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,737,684 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                           15.0%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                        Irwin Lieber                              |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     23,000 sharess                            0.1%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     10,236,684 shares                        43.3%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     23,000 shares                             0.2%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     1,736,684 shares                         15.0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  1,759,684 shares                                |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                           15.2%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Woodland Partners                           |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                New York    |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     485,714 shares                            2.1%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     1,435,288 shares                          6.0%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     35,714 shares                             0.3%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     935,288 shares                            8.0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  971,002 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.3%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          PN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Applewood Associates, L.P.                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                 New York   |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     5,703,733 shares                         24.1%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     0 shares                                    0%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     703,733 shares                            6.1%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     0 shares                                    0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  703,733 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            6.1%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          PN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                    Applewood Capital Corp.                       |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                 New York   |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     5,703,733 shares                         24.1%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     703,733 shares                            6.1%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  703,733 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            6.1%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          CO                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                        Seth Lieber                               |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     5,703,733 shares                         24.1%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     703,733 shares                            6.1%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  703,733 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            6.1%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Jonathan Lieber                             |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     5,703,733 shares                         24.1%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     703,733 shares                            6.1%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  703,733 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            6.1%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Marilyn Rubenstein                          |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     1,921,002 shares                          8.1%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     971,002 shares                            8.3%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  971,002 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.3%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |      The Marilyn and Barry Rubenstein Family Foundation          |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     104,237 shares                            0.4%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     1,816,765 shares                          7.6%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     104,237 shares                            0.9%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     866,765 shares                            7.4%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  971,002 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            8.3%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          OO                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Brian Rubenstein                            |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     104,237 shares                            0.4%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     104,237 shares                            0.9%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  104,237 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            0.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP
 No. 293636106                        13D
|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                    Rebecca Rubenstein                            |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      OO                                        |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     0 shares                                    0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     104,237 shares                            0.4%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     0 shares                                    0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     104,237 shares                            0.9%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                  104,237 shares                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11) excludes          |
|         |  Certain Shares* (See Instructions)                          [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            0.9%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person (See Instructions)                     |
|         |                                                                  |
|         |                          IN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

      This statement, dated November 25, 1998, constitutes Amendment No. 9 to the Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Cornerstone Internet Solutions Co. (the "Issuer").

      The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 9 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.


ITEM 1.  Security and Issuer

      Class D Convertible Preferred Stock, $.01 par value (the "Class D Preferred Stock"). The holders of the Class D Preferred Stock shall be entitled upon the earlier of (i) June 30, 2000, or (ii) at any time after the closing price of the Common Stock shall have been at least $1.50 per share (subject to adjustment in the event of subdivision or combination of the shares of Common Stock) on 15 trading days during any 20 trading day period, to convert each share of Class D Preferred Stock into such whole number of shares of Common Stock as is equal to the aggregate stated value of the Class D Preferred Stock divided by $1.00. Each share of Class D Preferred Stock has a stated value equal to $1,250.

      For purposes of calculating the number of voting rights for the Class D Preferred Stock, the stated value of the Class D Preferred Stock was divided by $1.00.

      In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Issuer or a change of control (as defined in the Issuer's Certificate of Designations, Preferences and Other Rights and Qualifications of Class D Preferred Stock), the Class D Preferred Stock is entitled to receive prior to any distribution to certain other holders an amount equal to the stated value of the Class D Preferred Stock ($1,250 per share) multiplied by 1.1 for each share of Class D Preferred Stock then outstanding.

ITEM 3.  Source and Amount of Funds or Other Consideration

      The Issuer offered to exchange (the "Class C Exchange Offer") one share of Class C Preferred Stock for one share of its Class D Preferred Stock. Effective November 25, 1998, the reporting persons were advised that 5,720 shares of Class C Preferred Stock were tendered for exchange into Class D Preferred Stock. Therefore, 540 shares of Class C Preferred Stock remain outstanding.

      The Issuer also offered to exchange (the "Class B Exchange Offer") one share of Class B Preferred Stock for .8 shares of its Class D Preferred Stock. Effective December 9, 1998, the reporting persons were advised that all 2,000 shares of Class B Preferred Stock were tendered for exchange into Class D Preferred Stock.

ITEM 4.  Purpose of Transaction.

      The reporting persons acquired their securities for purposes of investment. The reporting persons do not have any present plan or proposal which would relate to or result in any of the actions set forth in subparagraphs (a) through (j) of Item 4 of Schedule 13D except as set forth herein.

ITEM 5.  Interests in Securities of the Issuer.

      (a) The following list sets forth the aggregate number and percentage (based on 11,574,895 shares of Common Stock, outstanding as of October 19, 1998, as reported by the Issuer in its private placement offering dated October 27,
1998), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of December 9, 1998:


                                  Shares of
                                Common Stock                            Percentage of Shares
                                Beneficially         Percent of           of Common Stock
          Name                    Owned(2)        Voting Control(3)     Beneficially Owned(2)
--------------------------      -------------     ----------------      ---------------------
Barry Rubenstein               3,107,686(4,5,6,7)        51.8%                   25.6%

Woodland Venture Fund            971,002(4)               8.1%                    8.3%

Seneca Ventures                  971,002(4)               8.1%                    8.3%

Woodland Services Corp.          971,002(4)               8.1%                    8.3%

21st Century                   1,032,951(4,8)            19.2%                    8.9%
   Communications
   Partners, L.P.

21st Century                   1,032,951(4,9)            19.2%                    8.9%
   Communications T-E
   Partners, L.P.

21st Century                   1,032,951(4,10)           19.2%                    8.9%
   Communications Foreign
   Partners, L.P.

Michael Marocco                1,032,951(4,7)            19.2%                    8.9%

John Kornreich                 1,032,951(4,7)            19.2%                    8.9%

----------------

(2) Includes shares of Common Stock issuable upon the exercise of the warrants and the Rev-Wood Option.

(3)   Includes voting rights from the Class D Preferred Stock.

(4) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therin.

(5) Includes 400,000 shares of Common Stock issuable upon the exercise of the Rev-Wood Warrant, and 160,500 shares of Common Stock held in Barry Rubenstein's Rollover IRA account.

(6)   Includes 703,733 shares of Common Stock owned by Applewood.

(7) Includes 1,032,951 shares of Common Stock owned by 21st Century, T-E and Foreign.

(8) Includes 701,169 shares of Common Stock. 21st Century disclaims beneficial ownership of 242,172 shares of Common Stock owned by T-E and 89,610 shares of Common Stock owned by Foreign.

(9) Includes 242,172 shares of Common Stock. T-E disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 89,610 shares of Common Stock owned by Foreign.

(10) Includes 89,610 shares of Common Stock. Foreign disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 242,172 shares of Common Stock owned by T-E.


                                  Shares of
                                Common Stock                            Percentage of Shares
                                Beneficially         Percent of           of Common Stock
          Name                    Owned(2)        Voting Control(3)     Beneficially Owned(2)
--------------------------      -------------     ----------------      ---------------------
Harvey Sandler                  1,032,951(4,7)          19.2%                    8.9%

Andrew Sandler                  1,032,951(4,7)          19.2%                    8.9%

Barry Fingerhut                 1,737,684(4,6,7)        43.3%                   15.0%

Irwin Lieber                    1,759,684(4,6,7)        43.4%                   15.2%

Woodland Partners                 971,002(4)             8.1%                    8.3%

Applewood Associates,             703,733(6)            24.1%                    6.1%
 L.P.

Applewood Capital Corp.           703,733(4,6)          24.1%                    6.1%

Seth Lieber                       703,733(4,6)          24.1%                    6.1%

Jonathan Lieber                   703,733(4,6)          24.1%                    6.1%

Marilyn Rubenstein                971,002(4)             8.1%                    8.3%

The Marilyn and Barry             971,002(4)             8.1%                    8.3%
    Rubenstein Family
    Foundation

Brian Rubenstein                  104,237(4)             0.4%                    0.9%

Rebecca Rubenstein                104,237(4)             0.4%                    0.9%


      (b) Barry Rubenstein has sole power to vote and to dispose of 473,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 2.0% and 4.0%, respectively, of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia, a Trustee of the Foundation and a general partner of Applewood, Seneca, the Fund, Woodland Partners and Rev-Wood, Barry Rubenstein may be deemed to have shared power to vote 12,084,686 shares of Common Stock (including 400,000 shares issuable upon the exercise of the Rev-Wood Warrant and 9,450,000 voting rights from the Class D Preferred Stock), representing approximately 50.3% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 2,634,686 shares of Common Stock (including 400,000 shares issuable upon the exercise of the Rev-Wood Warrant), representing approximately 22.0% of the outstanding Common Stock.

      The Fund has sole power to vote 514,415 shares of Common Stock, representing approximately 2.2% of the outstanding Common Stock (including 300,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to vote 1,406,587 shares of

Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 650,000 voting rights from the Class D Preferred Stock), representing approximately 5.9% of the outstanding Common Stock. The Fund has the sole power to dispose of 214,415 shares of Common Stock, representing approximately 1.9% of the outstanding Common Stock, and shared power to dispose of 756,587 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 6.4% of the outstanding Common Stock.

      Seneca has sole power to vote 343,636 shares of Common Stock, representing approximately 1.5% of the outstanding Common Stock (including 200,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to vote 1,577,366 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 750,000 voting rights from the Class D Preferred Stock), representing approximately 6.6% of the outstanding Common Stock. Seneca has sole power to dispose of 143,636 shares of Common Stock, representing approximately 1.2% of the outstanding Common Stock, and shared power to dispose of 827,366 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 7.0% of the outstanding Common Stock.

      Woodland Services Corp. has shared power to vote 1,921,002 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 950,000 voting rights from the Class D Preferred Stock), representing approximately 8.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 971,002 shares of Common Stock (125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 8.3% of the outstanding Common Stock.

      21st Century has sole power to vote 3,074,169 shares of Common Stock (including 2,373,000 voting rights from the Class D Preferred Stock), representing approximately 13.0% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,458,782 shares of Common Stock (including 1,127,000 voting rights from the Class D Preferred Stock), representing approximately 6.2% of the outstanding Common Stock. 21st Century has sole power to dispose of 701,169 shares of Common Stock, representing approximately 6.1% of the outstanding shares of Common Stock, and may be deemed to have shared power to dispose of 331,782 shares of Common Stock, representing approximately 2.9% of the outstanding Common Stock.

      T-E has sole power to vote 1,050,172 shares of Common Stock (including 808,000 voting rights from the Class D Preferred Stock), representing approximately 4.4% of the outstanding Common Stock, and may be deemed to have shared power to vote 3,482,779 shares of Common Stock (including 2,692,000 voting rights from the Class D Preferred Stock), representing approximately 14.7% of the outstanding Common Stock. T-E has sole power to dispose of 242,172 shares of Common Stock, representing approximately 2.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 790,779 shares of Common Stock, representing approximately 6.8% of the outstanding Common Stock.

      Foreign has sole power to vote 408,610 shares of Common Stock (including 319,000 voting rights from the Class D Preferred Stock), representing approximately 1.7% of the outstanding Common Stock. Foreign may be deemed to have shared power to vote 4,124,341 shares of Common Stock (including 3,181,000 voting rights from the Class D Preferred Stock), representing approximately 17.4% of the outstanding Common Stock. Foreign has sole power to dispose of 89,610 shares of Common Stock, representing approximately 0.8% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 943,341 shares of Common Stock, representing approximately 8.1% of the outstanding Common Stock.

      By virtue of being the sole shareholder of MJDM Corp., Michael J. Marocco may be deemed to have shared power to vote 4,532,951 shares of Common Stock, representing approximately 19.2% of the outstanding Common Stock (including 3,500,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock, representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the majority shareholder and director of Four JK Corp., John Kornreich may be deemed to have shared power to vote 4,532,951 shares of Common Stock, representing approximately 19.2% of the outstanding Common Stock (including 3,500,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock, representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote 4,532,951 shares of Common Stock, representing approximately 19.2% of the outstanding Common Stock (including 3,500,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock, representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote 4,532,951 shares of Common Stock, representing approximately 19.2% of the outstanding Common Stock (including 3,500,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock, representing approximately 8.9% of the outstanding Common Stock.

      Barry Fingerhut has sole power to vote and dispose of 1,000 shares of Common Stock, representing approximately 0.01% and 0.01%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote 10,236,684 shares of Common Stock (including 8,500,000 voting rights from the Class D Preferred Stock), representing approximately 43.3% of the outstanding Common Stock, and may be deemed to have shared power to dispose of

1,736,684 shares of Common Stock, representing approximately 15.0% of the outstanding Common Stock.

      Irwin Lieber has sole power to vote and dispose of 23,000 shares of Common Stock (including 17,000 shares issuable upon the exercise of the warrants), representing approximately 0.1% and 0.2%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power to vote 10,236,684 shares of Common Stock (including 8,500,000 voting rights from the Class D Preferred Stock), representing approximately 43.3% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock, representing approximately 15.0% of the outstanding Common Stock.

      Applewood has sole power to vote 5,703,733 shares of Common Stock (including 5,000,000 voting rights from the Class D Preferred Stock), representing approximately 24.1% of the outstanding Common Stock, and has sole power to dispose of 703,733 shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock.

      AC Corp. may be deemed to have shared power to vote 5,703,733 shares of Common Stock (including 5,000,000 voting rights from the Class D Preferred Stock), representing approximately 24.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock.

      By virtue of being a general partner of Applewood and an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote 5,703,733 shares of Common Stock (including 5,000,000 voting rights from the Class D Preferred Stock), representing approximately 24.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock.

      By virtue of being a general partner of Applewood and an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote 5,703,733 shares of Common Stock (including 5,000,000 voting rights from the Class D Preferred Stock), representing approximately 24.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock.

      Woodland Partners has sole power to vote 485,714 shares of Common Stock, representing approximately 2.1% of the outstanding Common Stock (including 450,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to vote 1,435,288 shares of Common Stock (including 500,000 voting rights from the Class D Preferred Stock, 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 6.0% of the outstanding Common Stock. Woodland Partners has sole power to dispose of 35,714 shares of Common Stock, representing approximately 0.3% of the outstanding Common Stock, and may be deemed to have shared power to dispose of

935,288 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 8.0% of the outstanding Common Stock.

      By virtue of being a general partner of Woodland Partners, a Trustee of the Foundation, an officer of Woodland Services Corp. and the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote 1,921,002 shares of Common stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 950,000 voting rights from the Class D Preferred Stock), representing approximately 8.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 971,002 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 8.3% of the outstanding Common Stock.

      The Foundation has sole power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,816,765 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 950,000 voting rights from the Class D Preferred Stock), representing approximately 7.6% of the outstanding Common Stock. The Foundation has sole power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 866,765 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 7.4% of the outstanding Common Stock.

      By virtue of being a Trustee of the Foundation, Brian Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock.

      By virtue of being a Trustee of the Foundation, Rebecca Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock.

            (c) The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this
      Schedule 13D effected from November 7, 1998 through December 9, 1998, inclusive.

            Pursuant to the Class C Exchange Offer, effective November 25, 1998, Applewood, Seneca, Woodland Partners, the Fund, 21st Century, T-E and Foreign exchanged 2,000, 160, 160, 240, 1,356, 461.6 and 182.4 shares of the Class C Preferred Stock for 2,000, 160, 160, 240, 1,356, 461.6 and
      182.4 shares of the Class D Preferred Stock, respectively.

            Pursuant to the Class B Exchange Offer, effective December 9, 1998, Applewood and Woodland Partners exchanged 1,500 and 250 shares of the Class B Preferred Stock for 1,200 and 200 shares of the Class D Preferred Stock, respectively.

            (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

            (e) Not applicable.

                                   Signature
                                   ---------

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date:  December 18, 1998              SENECA VENTURES

                                      Barry Rubenstein
                                      --------------------------
                                      Barry Rubenstein,
                                      A General Partner

                                      WOODLAND VENTURE FUND

                                      Barry Rubenstein
                                      --------------------------
                                      Barry Rubenstein,
                                      A General Partner

                                      WOODLAND SERVICES CORP.

                                      Barry Rubenstein
                                      --------------------------
                                      Barry Rubenstein,
                                      President

                                      WOODLAND PARTNERS

                                      Barry Rubenstein
                                      --------------------------
                                      Barry Rubenstein,
                                      A General Partner

                                      APPLEWOOD ASSOCIATES, L.P.

                                      Irwin Lieber
                                      --------------------------
                                      Irwin Lieber,
                                      A General Partner

                                      APPLEWOOD CAPITAL CORP.

                                      Barry Rubenstein
                                      --------------------------
                                      Barry Rubenstein,
                                      President

                                      Barry Rubenstein
                                      --------------------------
                                      Barry Rubenstein

                                      Barry Fingerhut
                                      --------------------------
                                      Barry Fingerhut

                                      Irwin Lieber
                                      --------------------------
                                      Irwin Lieber


                                      Jonathan Lieber
                                      --------------------------
                                      Jonathan Lieber


                                      Seth Lieber
                                      --------------------------
                                      Seth Lieber


                                      Marilyn Rubenstein
                                      --------------------------
                                      Marilyn Rubenstein


                                      THE MARILYN AND BARRY
                                      RUBENSTEIN FAMILY
                                      FOUNDATION


                                      By:   Barry Rubenstein
                                      --------------------------
                                            Barry Rubenstein, a Trustee


                                            *
                                      --------------------------
                                      Brian Rubenstein


                                            *
                                      --------------------------
                                      Rebecca Rubenstein
* By: Barry Rubenstein
  ------------------------
  Barry Rubenstein
  Attorney-in-Fact


                                    34 of 36

               21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

               By:    Sandler Investment Partners, L.P., general partner
                      By:   Sandler Capital Management, general partner
                            By:   ARH Corp., general partner


                                  By:    Edward Grinacoff
                                        Name: Edward Grinacoff
                                        Title:Secretary and Treasurer


               21ST CENTURY COMMUNICATIONS T-E PARTNERS,
               L.P.

               By:    Sandler Investment Partners, L.P., general partner
                      By:   Sandler Capital Management, general partner
                            By:   ARH Corp., general partner


                                  By:    Edward Grinacoff
                                        Name: Edward Grinacoff
                                        Title:   Secretary and Treasurer


               21ST CENTURY COMMUNICATIONS FOREIGN
               PARTNERS, L.P.

               By:    Sandler Investment Partners, L.P., general partner
                      By:   Sandler Capital Management, general partner
                            By:   ARH Corp., general partner


                                  By:    Edward Grinacoff
                                        Name: Edward Grinacoff
                                        Title:   Secretary and Treasurer


                                    35 of 36

                                      Michael J. Marocco
                                      --------------------------
                                      Michael J. Marocco


                                      John Kornreich
                                      --------------------------
                                      John Kornreich


                                      Harvey Sandler
                                      --------------------------
                                      Harvey Sandler


                                      Andrew Sandler
                                      --------------------------
                                      Andrew Sandler





ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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